UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 6, 2008

Alternative Asset Management Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33629 (Commission File Number)	20-8450938 (I.R.S. Employer Identification No.)

590 Madison Avenue, 35th Floor
New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 409-2434

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01. Regulation FD Disclosure.

As of October 3, 2008, Alternative Asset Management Acquisition Corp. (the “Company”) had cash of $405,852,314 held in its trust account. As of October 3, 2008, the Company had withdrawn $9,132,485 of the interest and dividends earned on the funds held in its trust account since the closing of its initial public offering. Pursuant to the terms of the trust agreement governing the trust account, the Company is entitled to use up to $3,500,000 of the earnings for working capital. Of the funds withdrawn to date, $5,644,738 was for taxes and $3,487,747 was for working capital purposes. As of October 3, 2008 the Company’s operating account had a balance of $1,022,134.

The Company’s trust account has been since its inception, and will continue to be, invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. As of October 3, 2008 all of the funds in the Company’s trust account were invested in the Citi Institutional US Treasury Reserves Fund (the “Fund”), which as of such date was earning interest at the rate of approximately 1.14%. Based on the Fund’s current prospectus, the Fund invests in U.S. Treasury bills, bonds, notes and receipts and may also invest in short-term obligations of U.S. government agencies and instrumentalities, but only if the obligations are backed by the full faith and credit of the United States Treasury.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul D. Lapping
Paul D. Lapping Chief Financial Officer and Secretary

Date: October 6, 2008

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